Exhibit 99.1

NEWS RELEASE

Contact:    Investor Relations

    708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2016 Results

HIGHLIGHTS

•	Third quarter earnings per fully diluted share was $0.65, compared to $0.65 in the third quarter of 2015

•	Third quarter adjusted earnings per fully diluted share was $0.70, compared to $0.86 in the third quarter of 2015

•	Net sales in the third quarter were $1.6 billion, a 98.7% increase from 2015

•	Retail volume/mix increased 4.6% this quarter

•	TreeHouse lowers full year 2016 earnings per fully diluted share guidance and provides fourth quarter 2016 outlook

Oak Brook, IL, November 3, 2016 — TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter GAAP earnings per fully diluted share of $0.65 compared to $0.65 reported for the third quarter of last year. The Company reported adjusted earnings per fully diluted share1 in the third quarter of $0.70 compared to $0.86 for the third quarter of last year, excluding the items described below.

The Company’s 2016 third quarter results included five items noted below that, in management’s judgment, affect the assessment of earnings. The first item was a $0.10 per share expense for restructuring and facility consolidation costs. The second item was a $0.08 per share expense for acquisition, integration, and related costs. The third item was a $0.02 per share expense for foreign currency losses on the re-measurement of intercompany notes. The fourth item was a $0.12 per share gain for mark-to-market adjustments. The final item was a $0.03 per share gain reflecting the tax impact of the aforementioned adjusting items.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Diluted EPS per GAAP	$0.65	$0.65	$0.88	$1.78

Restructuring/facility consolidation costs	0.10	—	0.23	0.01
Acquisition, integration, and related costs	0.08	0.07	0.90	0.11
Foreign currency loss (gain) on re-measurement of intercompany notes	0.02	0.19	(0.09)	0.39
Mark-to-market adjustments	(0.12)	0.05	(0.07)	(0.01)
Product recall costs	—	—	0.27	—
Tax impact of adjusting items	(0.03)	(0.10)	(0.39)	(0.17)

Adjusted Diluted EPS	$0.70	$0.86	$1.73	$2.11

[1]	Adjusted earnings per fully diluted share is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share and above for information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measures.

“The third quarter was a tale of two cities,” said Sam K. Reed, Chairman and Chief Executive Officer. “Our legacy business continued to perform well, paced by Retail volume/mix growth of 4.6% and 80 basis points of direct operating income margin expansion. On the other hand, while the Private Brands business showed sequential improvement, its results fell short of our expectations for the quarter.”

“We believe the underperformance of the Private Brands business is attributable to our all-encompassing efforts to smoothly integrate the operations of the new business. While we have made great progress in consolidating plants, stabilizing the workforce and reducing our reliance on the transition services, the shift in management attention led to less robust Private Brands sales than we experienced in the legacy organization,” continued Mr. Reed. “We will be unveiling a new go-to-market sales structure to better align and focus our sales teams to drive new and consistent growth.”

Net sales for the third quarter totaled $1,586.9 million compared to $798.6 million last year, an increase of 98.7%, due to the inclusion of business from the acquisition of the private brands operations of ConAgra Foods, Inc. (“Private Brands”) and favorable volume/mix, primarily in the North American Retail Grocery segment, partially offset by lower pricing. Compared to the third quarter of last year, sales in the third quarter of 2016 for the North American Retail Grocery segment increased 118.5%; sales for the Food Away From Home segment increased 66.4%; and sales for the Industrial and Export segment increased 16.2%. During the second quarter of 2016, the Company announced a recall of certain products that impacted third quarter net sales by $0.1 million, which was not allocated to the segments. The Company expects to be fully indemnified for such amount.

Reported gross margins were 18.0% in the third quarter of 2016 compared to 19.9% in the third quarter of the prior year. The decrease in gross profit as a percent of net sales was due to lower margin products from the Private Brands acquisition, which contributed 200 bps toward the decline, partially offset by lower input costs and favorable sales mix. Included in gross margins for the third quarter was the impact of $1.2 million of costs related to restructuring activities and the product recall that began in the second quarter of 2016. These costs were insignificant in the prior year.

Selling and distribution expenses increased $57.3 million, or 127.6% in the third quarter of 2016 compared to 2015. This increase is primarily due to $59.7 million of incremental costs from the Private Brands business and additional investments in the sales force that were partially offset by favorable freight costs.

General and administrative expenses increased by $35.3 million in the third quarter of 2016 compared to 2015, of which $24.3 million pertains to continuing costs of the Private Brands business. Also contributing to the increase was $4.5 million of acquisition and integration costs in the third quarter of 2016 compared to $3.0 million in the prior year period. The remaining increase of $9.5 million was due to approximately $6.0 million in higher incentive compensation accruals compared to the prior year period and general growth of the business. In the third quarter of 2015, the Company reduced incentive compensation accruals due to operating results.

Amortization expense increased $13.7 million in the third quarter of 2016 compared to 2015, primarily due to the amortization of intangible assets from the acquisition.

Other operating expense in the third quarter of 2016 was $5.3 million, compared to $0.2 million in 2015. The increase was due to higher costs associated with restructurings that were announced in recent quarters with respect to the Company’s closure of the City of Industry, California; Ayer, Massachusetts; Azusa, California; and Ripon, Wisconsin facilities.

Net interest expense increased $20.0 million in the third quarter of 2016 compared to 2015, due to higher debt levels and higher interest rates from financing the acquisition.

The Company’s foreign currency impact was a $1.1 million gain for the third quarter of 2016, compared to a loss of $9.2 million in 2015, primarily due to fluctuations in currency exchange rates between the U.S. and Canadian dollar during the respective quarters.

Other income was $4.6 million for the third quarter of 2016, compared to expense of $2.1 million in 2015. The change was due to non-cash mark-to-market adjustments on derivative contracts, primarily foreign currency contracts and interest rate swap agreements, offset by the write-off of the indemnification asset discussed below.

Income tax expense was recorded at an effective rate of 29.3% in the third quarter of 2016 compared to 29.4% in the prior year’s third quarter. During the third quarter of 2016, the Company’s effective tax rate was favorably impacted by the reversal of a $2.2 million tax reserve assumed in a prior acquisition. The Company also recognized $2.2 million of non-operating expense for the write-off of the related indemnification asset, which is included in Other (income) expense, net. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net income for the third quarter of 2016 increased to $37.2 million, compared to $28.4 million in the previous year. The reasons for this increase are outlined in the individual line item discussion and analysis provided in the preceding paragraphs.

Adjusted EBITDA was $169.5 million in the third quarter of 2016, a 69.8% increase compared to the same period in the prior year. The increase in adjusted EBITDA this quarter was driven by the inclusion of operating income from the Private Brands acquisition and favorable commodity costs, partially offset by higher costs due to the growth of the Company and variable compensation. Adjusted EBITDA is a non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure.

Fully diluted shares outstanding for the third quarter of 2016 increased to approximately 57.5 million shares compared to 43.7 million shares in the third quarter of 2015. The increase is primarily due to the impact of 13.3 million shares issued on January 26, 2016 in a public offering of the Company’s common stock, with the net proceeds of such offering used to partially fund the Private Brands acquisition.

SEGMENT RESULTS

The Company has three reportable segments:

1.	North American Retail Grocery – This segment sells branded and private label products to customers primarily within the United States and Canada. These products include non-dairy powdered creamers; sweeteners; condensed, ready to serve, and powdered soups, broths, and gravies; refrigerated and shelf stable salad dressings and sauces; mayonnaise; pickles and related products; Mexican, barbeque, and other sauces; table and flavored syrups; jams and pie fillings; aseptic products; liquid non-dairy creamer; powdered drinks; single serve hot beverages; specialty teas; ready-to-eat and hot cereals; baking and mix powders; macaroni and cheese; pasta; skillet dinners; in-store bakery products; refrigerated dough; retail griddle waffles, pancakes and French toast; cookies, crackers, pretzels, pita chips, and candy; snack nuts, bars, trail mixes, cereal snack mixes, fruit snacks, dried fruit, and other wholesome snacks.

2.	Food Away From Home – This segment sells non-dairy powdered creamers; sweeteners; pickles and related products; Mexican, barbeque, and other sauces; table and flavored syrups; refrigerated and shelf stable dressings; mayonnaise; aseptic products; ready-to-eat and hot cereals; pasta; retail bakery products; cookies, crackers, pretzels, and candy; snack nuts; fruit snacks; powdered drinks; and single serve hot beverages to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.	Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers for use in industrial applications, including products for repackaging in portion control packages and for use as ingredients by other food manufacturers. This segment primarily sells non-dairy powdered creamer; baking and mix powders; pickles and related products; refrigerated and shelf stable salad dressings; Mexican and barbeque sauces; aseptic products; soup and infant feeding products; ready-to-eat and hot cereals; powdered drinks; single serve hot beverages; specialty teas; pasta; retail griddle waffles, pancakes, and French toast; cookies, crackers, pretzels, and candy; snack nuts; bars; and other products. Export sales are primarily to industrial customers outside of North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and also deducting direct operating costs, such as freight to customers, commissions, and direct selling and marketing expenses. Indirect sales and administrative expenses, including restructuring charges and other corporate costs, are not allocated to the business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter of 2016 increased 118.5% to $1,305.9 million from $597.8 million during the same quarter of the previous year, driven by a 115.5% increase due to the Private Brands acquisition and favorable volume/mix, partially offset by lower pricing. Volume/mix was favorable 4.6%, as higher volume/mix in single serve beverages (where the Company gained additional distribution), carton soup, and dressings were partially offset by lower volume/mix in pickles and non-dairy creamer. Direct operating income margin in the third quarter decreased 180 bps to 12.2% in 2016 from 14.0% in 2015. This decrease is primarily due to lower margin Private Brands business which contributed 210 bps to the decline, partially offset by lower commodity costs, improved sales mix, and lower freight rates.

Food Away From Home net sales for the third quarter of 2016 increased 66.4% to $157.4 million from $94.6 million during the same quarter of the previous year, driven by a 69.9% increase due to the Private Brands acquisition, which was partially offset by declines in both volume/mix and pricing. Volume/mix was unfavorable 1.8%, as increases in pickles were more than offset by declines in dressings and aseptic products, reflecting competitive pressure. Direct operating income margin in the third quarter decreased to 10.5% in 2016 from 13.6% in 2015, primarily due to the impact of lower margin products from the Private Brands acquisition (impact of 550 bps), which were partially offset by favorable input costs, favorable freight rates, and higher than normal prior year costs associated with the avian flu outbreak.

Industrial and Export net sales for the third quarter of 2016 increased 16.2% to $123.5 million from $106.3 million during the same quarter of the prior year, primarily driven by a 30.5% increase from the Private Brands acquisition, partially offset by unfavorable volume/mix. Volume/mix declined 14.1% as most product categories showed a year-over-year decline, led by soup, non-dairy creamer, and pickles. These declines were primarily due to competitive pressure. Direct operating income margin in the third quarter decreased to 13.3% in 2016, from 15.2% in 2015. The inclusion of lower margin business from the Private Brands acquisition contributed 400 bps to this decline. Partially offsetting the impact of the Private Brands acquisition was improved sales mix, favorable commodity prices, and lower freight rates.

OUTLOOK

“We are lowering our full year 2016 earnings expectations due to the combination of lower than expected third quarter sales from the Private Brands business, along with our belief that fourth quarter Private Brands sales will fall short of our goal to stem its year-over-year sales declines,” said Mr. Reed. “We do believe this is a short term situation. Our new go-to-market sales structure is designed to improve our ability to help customers merchandise and drive their private label programs. Our resumed focus on our products and customers in the fourth quarter will quickly restore our Company to our original expectations for the combined TreeHouse Foods business.”

The Company expects fourth quarter GAAP and adjusted earnings to be in the range of $1.07 to $1.12 per fully diluted share. Because the Company cannot predict some of the items included in reported GAAP results, such as the impact of foreign exchange, the fourth quarter forecast for both GAAP and adjusted earnings are the same. Please refer to the “Comparison of Adjusted Information to GAAP Information” below for further detail. With regard to the full year, TreeHouse expects GAAP earnings to be in the range of $1.95 to $2.00 per fully diluted share and adjusted earnings to be in a range of $2.80 to $2.85 per fully diluted share.

The difference between the high end and low end of the full year GAAP and non-GAAP guidance ranges is consistent with the $0.85 impact of adjusting items per fully diluted share for the nine months ended September 30, 2016, as outlined in the chart above.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

We have included in this release measures of financial performance that are not defined by GAAP (“non-GAAP”). A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Income, Condensed Consolidated Statements of Comprehensive Income, and the Condensed Consolidated Statements of Cash Flows. We believe these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these non-GAAP financial measures, we provide a reconciliation between the non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the non-GAAP measure. This non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“Adjusted EPS”) reflects adjustments to GAAP earnings per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. The reconciliation of diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Condensed Consolidated Statements of Income, is presented above.

Adjusted Net Income and Adjusted EBITDA, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net income as reported in the Condensed Consolidated Statements of Income adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted earnings per fully diluted share section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted EPS metric outlined above.

Adjusted EBITDA represents adjusted net income before interest expense, interest income, income tax expense, depreciation and amortization expense, and non-cash stock-based compensation expense. Adjusted EBITDA is a performance measure commonly used by management to assess operating performance, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net income for the three and nine month periods ended September 30, 2016 and 2015 calculated according to GAAP and adjusted net income and adjusted EBITDA is below. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s third quarter earnings will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with more than 50 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, soups and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs as well as assumptions made by us using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the outcome of litigation and regulatory proceedings to which we may be a party; the impact of product recalls; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; our ability to obtain suitable pricing for our products; development of new products and services; our level of indebtedness; the availability of financing on commercially reasonable terms; cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; interest rates; raw material and commodity costs; changes in economic conditions; political conditions; reliance on third parties for manufacturing of products and provision of services; general U.S. and global economic conditions; the financial condition of our customers and suppliers; consolidations in the retail grocery and foodservice industries; our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016, our Annual Report on Form 10-K for the year ended December 31, 2015, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net sales	$1,586,850	$798,638	$4,398,412	$2,340,991
Cost of sales	1,301,317	639,941	3,622,510	1,878,486

Gross profit	285,533	158,697	775,902	462,505
Operating expenses:
Selling and distribution	102,141	44,887	291,976	133,482
General and administrative	71,879	36,535	244,580	119,302
Amortization expense	28,638	14,893	80,952	45,772
Other operating expense, net	5,285	154	10,284	504

Total operating expenses	207,943	96,469	627,792	299,060

Operating income	77,590	62,228	148,110	163,445
Other expense (income):
Interest expense	30,749	10,914	87,955	33,978
Interest income	(108)	(265)	(3,569)	(2,228)
(Gain) loss on foreign currency exchange	(1,075)	9,226	(5,948)	18,226
Other (income) expense, net	(4,584)	2,078	(331)	(394)

Total other expense	24,982	21,953	78,107	49,582

Income before income taxes	52,608	40,275	70,003	113,863
Income taxes	15,434	11,834	20,527	36,208

Net income	$37,174	$28,441	$49,476	$77,655

Weighted average common shares:
Basic	56,804	43,168	55,350	43,004
Diluted	57,451	43,721	56,037	43,672
Net earnings per common share:
Basic	$0.65	$0.66	$0.89	$1.81
Diluted	$0.65	$0.65	$0.88	$1.78
Supplemental Information:
Depreciation and Amortization	$75,307	$30,165	$208,133	$91,932
Stock-based compensation expense, before tax	$8,460	$5,040	$22,784	$15,503
Segment Information:
North American Retail Grocery
Net Sales	$1,305,872	$597,775	$3,599,506	$1,768,938
Direct Operating Income	$159,124	$83,864	$442,757	$242,220
Direct Operating Income Percent	12.2%	14.0%	12.3%	13.7%
Food Away From Home
Net Sales	$157,371	$94,601	$394,704	$280,726
Direct Operating Income	$16,469	$12,892	$51,434	$39,454
Direct Operating Income Percent	10.5%	13.6%	13.0%	14.1%
Industrial and Export
Net Sales	$123,511	$106,262	$414,047	$291,327
Direct Operating Income	$16,431	$16,108	$50,324	$51,727
Direct Operating Income Percent	13.3%	15.2%	12.2%	17.8%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and nine months ended September 30, 2016 and 2015:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Net income per GAAP	$37,174	$28,441	$49,476	$77,655

Product recall costs (1)	115	—	15,344	—
Foreign currency loss (gain) on re-measurement of intercompany notes (2)	1,408	8,508	(5,213)	16,850
Mark-to-market adjustments (3)	(6,831)	2,017	(3,861)	(378)
Acquisition, integration, and related costs (4)	4,497	3,003	50,586	4,991
Restructuring/facility consolidation costs (5)	5,877	154	12,901	504
Less: Tax impact of adjusting items	(1,943)	(4,429)	(22,171)	(7,346)

Adjusted net income	$40,297	$37,694	$97,062	$92,276
Interest expense	30,749	10,914	87,955	33,978
Interest income	(108)	(265)	(3,569)	(2,228)
Income taxes	15,434	11,834	20,527	36,208
Depreciation and amortization (6)	72,965	30,165	203,289	91,847
Stock-based compensation expense (7)	8,188	5,040	22,180	15,503
Add: Tax impact of adjusting items	1,943	4,429	22,171	7,346

Adjusted EBITDA	$169,468	$99,811	$449,615	$274,930

		Location in Condensed Consolidated	Three Months Ended		Nine Months Ended
		Statements of Income	September 30,		September 30,
			2016	2015	2016	2015
			(unaudited)		(unaudited)
(1)	Product recall costs	Net sales	$(96)	$—	$9,845	$—
		Cost of sales	211	—	5,499	—
(2)	Foreign currency loss (gain) on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	1,408	8,508	(5,213)	16,850
(3)	Mark-to-market adjustments	Other (income) expense, net	(6,831)	2,017	(3,861)	(378)
(4)	Acquisition, integration, and related costs	General and administrative	4,468	2,962	42,041	4,223
		Cost of sales	—	41	8,416	698
		Other (income) expense, net	29	—	129	29
		Selling and distribution	—	—	—	41
(5)	Restructuring/facility consolidation costs	Other operating expense, net	4,889	154	8,972	504
		Cost of sales	988	—	3,929	—
(6)	Depreciation and amortization included in restructuring/facility consolidation costs	Cost of sales	2,342	—	4,844	—
		General and administrative	—	—	—	85
(7)	Stock-based compensation expense included in acquisition, integration, and related costs	General and administrative	272	—	604	—

The following table presents the Company’s change in net sales by segment for the three and nine months ended September 30, 2016 vs. 2015:

Three months ended September 30, 2016:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	4.6%	(1.8)%	(14.1)%
Pricing	(1.5)	(1.7)	0.3
Acquisition	115.5	69.9	30.5
Foreign currency	(0.1)	—	(0.5)

Total change in net sales	118.5%	66.4%	16.2%

Nine months ended September 30, 2016:

	North American	Food Away	Industrial
	Retail Grocery	From Home	and Export
	(unaudited)	(unaudited)	(unaudited)
Volume/mix	2.8%	(3.7)%	(7.1)%
Pricing	(0.7)	(0.1)	(0.8)
Acquisition	102.0	44.8	50.3
Foreign currency	(0.6)	(0.4)	(0.3)

Total change in net sales	103.5%	40.6%	42.1%